UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 11, 2016

Cannabis Sativa, Inc.
 (Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-53571
(Commission File No.)

1646 W. Pioneer Blvd., Suite 120
Mesquite, Nevada 89027
 (Address of principal executive offices and Zip Code)

(702) 346-3906
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 11, 2016, Cannabis Sativa, Inc. ("Cannabis Sativa") entered into a Stock Purchase Agreement with iBudtender, Inc., a Colorado corporation ("iBudtender") to acquire 5,010,000 of the common shares of iBudtender, constituting a 50.1% ownership interest in iBudtender, in exchange for $50,000 in cash and 150,000 shares of Cannabis Sativa common stock.  Cannabis Sativa has also agreed to contribute $105,000 to the working capital of iBudtender over the coming five months, which contribution will then be repaid to Cannabis Sativa with interest over the ensuing 24 months.

On August 15, 2016, Cannabis Sativa and iBudtender closed on the above described transaction.

iBudtender has developed the first truly smart cannabis web app tailored as a virtual budtender for patients, as well as a B2B & B2 app for dispensaries and cannabis businesses. iBudtender's preferential user and medical data makes it simple for patients, dispensaries, and consumers to locate cannabis, hemp and ancillary products while mitigating concerns regarding safety and effectiveness.

iBudtender provides clients with the software and analytical data to help promote and grow their brands and sales by providing a tailored experience for each user that makes them the forefront of the software. Every aspect is complimented with inline user data, likes and recommendations. By creating a personalized patient/recreational user experience, iBudtender provides a one-of- a-kind engagement level including news, events, strain and product recommendations, all based on a social media platform.

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits:
Exhibit Number	SEC Reference Number	Title of Document	Location

10.1	10	Securities Purchase Agreement dated August 8, 2016	This Filing

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 15th day of August, 2016.

CANNABIS SATIVA, INC.

BY:	/David Tobias/
David Tobias, President